Exhibit 99.1

               CB&I Reports First Quarter 2003 Results

  Net Income and Revenues Increase 24%; Balance Sheet Remains Strong


    THE WOODLANDS, Texas--(BUSINESS WIRE)--April 30, 2003--CB&I (NYSE:CBI) today reported net income of $12.8 million or $0.28 per diluted share for the three months ended March 31, 2003, compared with $10.3 million or $0.24 per diluted share for the first quarter of 2002.
    For the three months ended March 31, 2003, new business taken was $325 million compared with $424 million in 2002. The Qatif 2 gas/oil separation plant project in Saudi Arabia, valued at $105 million, was awarded in the first quarter of 2002, while there were no awards of this magnitude in the first quarter of 2003. The Company expects that significant new contracts currently under negotiation or pending full release will be awarded beginning in the second quarter of 2003 and continues to anticipate full-year 2003 new business taken in the range of $1.6 billion to $1.7 billion. New contracts during the quarter included an award for a butane storage facility in China and three clean fuels-related projects in the United States. Backlog at March 31, 2003 stood at $1.3 billion compared with $997 million at the end of the first quarter 2002.
    "The new CB&I continues to perform at levels that meet or exceed our expectations," said Gerald M. Glenn, CB&I's Chairman, President and CEO. "Our record backlog going into 2003 has positioned us well for the balance of the year, and we expect the pace of new awards will increase in the coming months. We continue to maintain a strong balance sheet, ending the first quarter with cash on hand of $98.8 million, which exceeded our debt by $23.8 million."
    Revenues for the first quarter of 2003 grew 24% to $322.3 million from $259.3 million in the first quarter of 2002. Revenues increased substantially in the Company's Europe, Africa, Middle East (EAME) and Asia Pacific (AP) segments, due primarily to the strong backlog going into the year, with large projects now under way in Saudi Arabia and Australia. Revenues increased in North America, due mainly to a higher volume of process-related work, but declined in the Central and South America (CSA) segment, as a result of lower new awards during 2002 in certain Latin American markets.
    While gross profit for the three months ended March 31, 2003 was $39.7 million or 12.3% of revenues compared with $35.1 million or 13.5% of revenues in 2002, income from operations for the first quarter of 2003 increased 26% to $20.0 million from $15.8 million in the prior year quarter. Gross margin performance was consistent with as-sold margins and better than plan but was slightly lower than the previous year due to the mix of projects being executed in the first quarter.
    No exit costs or other special charges were recorded in the first quarter of 2003. During the first quarter of 2002 the Company reported exit costs of $1.2 million.
    CB&I had cash in excess of debt of $23.8 million at March 31, 2003, compared with debt in excess of cash of $41.3 million at the end of first quarter 2002. Cash and cash equivalents totaled $98.8 million at the end of the first quarter. Capital expenditures in the first quarter of 2003, including $4.8 million for the new administrative office building, were $8.5 million compared with $2.7 million for the year-earlier period.
    "CB&I continues to move forward with our strategy of growth through selective acquisitions," Glenn added. "As we announced earlier this week, the acquisition of Petrofac's U.S. operations expands our capacity to handle the growing volume of process- related EPC work that we are winning from customers in the oil refining and natural gas industries, and will also provide access to new customers and technology. Fully integrating this newly-acquired capacity into our CB&I Process and Technology operations will result in significant synergies."

    Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; increased competition; fluctuating revenues resulting from a number of factors, including the cyclic nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue, or lower than expected growth in the Company's other primary end markets; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the pending FTC proceeding on the Company's business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2002. The Company does not undertake to update any forward- looking statements contained herein, whether as a result of new information, future events or otherwise.

    CB&I is a global specialty engineering, procurement and construction (EPC) company serving customers in several primary end markets, including hydrocarbon refining, natural gas, water and the energy sector in general. We offer a complete package of design, engineering, fabrication, procurement, construction and maintenance services. Our projects include hydrocarbon processing plants, LNG terminals and peak shaving plants, bulk liquid terminals, water storage and treatment facilities, and other steel structures and their associated systems. Information about CB&I is available at www.chicagobridge.com.


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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF INCOME
              (in thousands, except per share data)

                          Three Months
                         Ended March 31,
                         2003      2002

Revenues               $322,309  $259,272
Cost of revenues        282,648   224,182
                        -------   -------
 Gross profit            39,661    35,090
  % of Revenues           12.3%     13.5%

Selling and
 administrative
 expenses                19,198    17,907
  % of Revenues            6.0%      6.9%

Intangibles amortization    638       626

Other operating income,
 net                       (136)     (419)

Exit costs                    -     1,159
                        -------   -------
 Income from operations  19,961    15,817

 % of Revenues             6.2%      6.1%

Interest expense         (1,687)   (1,813)
Interest income             466       346
                        -------   -------
 Income before
 taxes and minority
 interest                18,740    14,350

Income tax expense       (5,611)   (4,018)
                        -------   -------
 Income before
 minority interest       13,129    10,332

Minority interest in
 income                    (365)      (74)
                        -------   -------
   Net income          $ 12,764  $ 10,258
                        =======   =======

Net income per share
  Basic                $   0.29  $   0.24
  Diluted              $   0.28  $   0.24

Weighted average shares
 outstanding
  Basic                  44,394    42,030
  Diluted                46,248    43,546

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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                      SEGMENT INFORMATION
                         (in thousands)

                               Three Months Ended
                           March 31,          March 31,
                               2003               2002

NEW BUSINESS TAKEN                     % of               % of
                                      Total              Total

North America              $231,584    71%    $205,736    49%
Europe/Africa/Middle East    46,931    15%     159,001    37%
Asia Pacific                 28,566     9%      43,313    10%
Central & South America      17,663     5%      16,191     4%
                            -------            -------
  Total                    $324,744           $424,241
                            =======            =======

REVENUES                               % of               % of
                                      Total              Total

North America              $204,150    63%    $195,299    75%
Europe/Africa/Middle East    58,953    18%      23,320     9%
Asia Pacific                 41,032    13%      11,000     4%
Central & South America      18,174     6%      29,653    12%
                            -------            -------
  Total                    $322,309           $259,272
                            =======            =======

INCOME (LOSS) FROM OPERATIONS          % of               % of
Excluding Exit Costs                 Revenues           Revenues

North America              $ 11,500    5.6%   $ 10,518    5.4%
Europe/Africa/Middle East     3,560    6.0%        348    1.5%
Asia Pacific                  1,313    3.2%       (461)  (4.2%)
Central & South America       3,588   19.7%      6,571   22.2%
                            -------            -------
  Total                    $ 19,961    6.2%   $ 16,976    6.5%
                            =======            =======

EXIT COSTS                 $      -           $  1,159
                            =======            =======

INCOME (LOSS) FROM OPERATIONS

North America              $ 11,500           $  9,776
Europe/Africa/Middle East     3,560                112
Asia Pacific                  1,313               (510)
Central & South America       3,588              6,439
                            -------            -------
  Total                    $ 19,961           $ 15,817
                            =======            =======

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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEETS
                         (in thousands)

                                       March 31,   December 31,
                                         2003           2002

ASSETS

Current assets                         $381,856       $382,423
Property and equipment, net             113,628        109,271
Goodwill and other intangibles, net     192,427        191,459
Other non-current assets                 63,282         57,283
                                        -------        -------

  Total assets                         $751,193       $740,436
                                        =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                    $278,120       $287,070
Long-term debt                           75,000         75,000
Other non-current liabilities           103,631         96,219
Shareholders' equity                    294,442        282,147
                                        -------        -------

  Total liabilities
  and shareholders' equity             $751,193       $740,436
                                        =======        =======

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       CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
         CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                    AND OTHER FINANCIAL DATA
                         (in thousands)

                                              Three Months
                                             Ended March 31,
                                           2003           2002

CASH FLOWS

Cash flows from operating activities   $  5,627       $ (5,518)
Cash flows from investing activities     (8,618)        (4,988)
Cash flows from financing activities       (705)          (432)
                                        -------        -------

Increase in cash and cash equivalents    (3,696)       (10,938)
Cash and cash equivalents,
  beginning of the year                 102,536         50,478
                                        -------        -------
Cash and cash equivalents,
  end of the period                    $ 98,840       $ 39,540
                                        =======        =======

OTHER FINANCIAL DATA

Depreciation and amortization expense  $  4,855       $  4,862
Capital expenditures                      8,539          2,678

Decrease in receivables, net             17,191          8,184
Increase in contracts in progress, net   (7,619)        (7,888)
Decrease in accounts payable             (7,127)        (7,389)
                                        -------        -------
  Change in contract capital           $  2,445       $ (7,093)
                                        =======        =======


    CONTACT: Chicago Bridge & Iron Company, The Woodlands
             Media: Bruce Steimle, 832/513-1111
             or
             Analysts: Marty Spake, 832/513-1245